Registration No. 333-138604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-3

Registration Statement

Under

THE SECURITIES ACT OF 1933

THE BLACK & DECKER CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	52-0248090
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

701 East Joppa Road

Towson, Maryland 21286

(Address of principal executive offices)

Bruce H. Beatt, Esq.

Vice President, General Counsel and Secretary

The Stanley Works

1000 Stanley Drive

New Britain, CT 06053

(860) 225-5111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher R. Johnson, Esquire

Miles & Stockbridge P.C.

10 Light Street

Baltimore, Maryland 21202

(410) 385-3532

(410) 385-3700 (fax)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) of the Securities Act, check the following box  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-138604 (the “Registration Statement”), previously filed by The Black & Decker Corporation (the “Company”). The Registration Statement registered an indeterminate number of debt securities of the Company.

On March 12, 2010, pursuant to an Agreement and Plan of Merger, dated as of November 2, 2009, by and among the Company, The Stanley Works (“Stanley”), and Blue Jay Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Stanley, Merger Sub merged (the “Merger”) with and into the Company, with the Company becoming a wholly owned subsidiary of Stanley. As a result of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive 1.275 shares of common stock of Stanley.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Towson, State of Maryland, on March 12, 2010.

THE BLACK & DECKER CORPORATION

By	/s/ CHARLES E. FENTON
Charles E. Fenton Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

Principal Executive Officer

/S/ JAMES M. LOREE James M. Loree	President	March 12, 2010

Principal Financial Officer and Principal Accounting Officer

/S/ DONALD ALLAN, JR. Donald Allan, Jr.	Vice President and Chief Financial Officer	March 12, 2010

/S/ BRUCE H. BEATT Bruce H. Beatt	Director	March 12, 2010

/S/ DONALD J. RICCITELLI Donald J. Riccitelli	Director	March 12, 2010

/S/ KATHRYN P. SHERER Kathryn P. Sherer	Director	March 12, 2010